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                                                                    EXHIBIT 10.1

                          PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT, dated August 30, 2001, is by and between EEX CORPORATION, a Texas corporation, with offices at 2500 CityWest Blvd., Suite 1400, Houston, Texas 77042, hereinafter referred to as "Seller", and AMERADA HESS CORPORATION, a Delaware corporation, P.O. Box 2040, Houston, Texas 77252-2040, hereinafter referred to as "Buyer".


                                  WITNESSETH:

     That Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms set forth in this Purchase and Sale Agreement (the "Agreement"), all of Seller's right, title and interest in and to those certain oil and gas working interests and associated assets as identified and specified in Article 1.01 of this Agreement, hereinafter referred to, collectively, as the "Assets." Therefore, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:


                                   ARTICLE I.
                               PURCHASE AND SALE

1.01 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller offers and agrees to sell, and Buyer offers and agrees to purchase, as of the Effective Date hereinbelow defined, save and except the "Excluded Assets" as set forth in Article 1.02 herein, all of Seller's right, title and interest in and to the following Assets:

       (a) The oil, gas and mineral leases described in Schedule 1.01(a), attached hereto (the "Lease" or "Leases"), including the working interests ("WI") and net revenue interests ("NRI") described in
            Schedule 1.01(a) and, with respect to the said Leases, the oil and/or gas wells located thereon, including those described in said
            Schedule 1.01(a) (the "Wells") along with all other right, title and interest of Seller in and to said Wells and in and to the associated leasehold;

       (b) All of Seller's right, title and interest in and to all equipment, machinery, fixtures and other real, personal and mixed property situated on the Leases and/or used in the operation of the Assets or in the process of being constructed for the Assets, including, without limitation, wells, well equipment, casing, tubing, pumps, motors, fixtures, machinery, and inventory (but only inventory associated with the OCS-G 17358 Well No. 1) (the "Equipment");

       (c) To the extent assignable, all of Seller's right, title and interest in and to operating permits, servitudes, easements,

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            rights-of-way, orders, lease agreements, royalty agreements, assignments, gas purchase and sale contracts, oil purchase and sale agreements, farmin and farmout agreements, transportation and marketing agreements, operating agreements, unit agreements, processing agreements, options and other contracts, agreements and rights (provided however, no rights to seismic and other geophysical permits, agreements or licenses are conveyed pursuant to this Agreement) used, or held for use, in connection with the ownership or operation of the Leases, including, without limitation, the easements and other contracts described in Schedule 1.01(c), attached hereto; and

       (d) Originals, or, if originals are unavailable, clean and legible copies of, all of the files, records, information and data (other than seismic and other geophysical data which is expressly excluded from this Agreement) respecting the Assets in Seller's possession, including, without limitation, title records, abstracts, title opinions, title certificates, computer records, production records, geological data, reservoir and well information, engineering data, proprietary data, and all other information relating directly to the ownership or operation of the Assets but exclusive of (i) any such records, data or information where transfer of same is prohibited by third party agreements or applicable law, as to which Seller is unable to secure a waiver, (ii) the work product of Seller's legal counsel, excluding title opinions, and (iii) records relating to the Sale and Closing under this Agreement (collectively, the "Records"). NO WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND, INCLUDING BUT NOT LIMITED AS TO COMPLETENESS OR ACCURACY, IS MADE BY SELLER AS TO THE RECORDS SO SUPPLIED OR WITH RESPECT TO ASSETS TO WHICH THE RECORDS RELATE, AND BUYER EXPRESSLY AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT. Seller shall have the right to retain copies of any originals of the Records which it provides to Buyer pursuant hereto.

1.02 Assets Excluded. The Assets do not include any ownership in, requirement to utilize, or any other obligation regarding the floating production system, pipelines, shallow water facilities, and equipment relating thereto (hereinafter collectively referred to as the "Production System"), which is more specifically described in Schedule 1.02, and the agreements pertaining to the Production System. Notwithstanding anything contained in this Agreement to the contrary, Seller and Buyer agree that Seller shall have the right to market, sell, dispose, lease or sub-lease the Production System to any and all parties.

                                  ARTICLE II.
                                 PURCHASE PRICE

2.01 Purchase Price. As consideration for the sale of the Assets, subject to adjustments as provided for, herein, Buyer shall pay or

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       deliver to Seller at Closing, as hereinafter defined in Article IX, the sum of Fifty Million Dollars ($50,000,000.00) (U. S.) CASH.

       Payment of the Purchase Price shall be made by wire transfer at Closing as follows:

       Bank Name           Chase Bank of Texas
       Routing Number      ABA# 113000609
       Account Number      08805017306
       Bank Address        712 Main St., Houston, Texas 77002

2.02 Allocation of Purchase Price. The "Allocated Value" for each Lease shall be that portion of the Purchase Price allocated to such Lease identified on Schedule 2.02, increased or decreased in the manner described herein. Any adjustments to the Purchase Price, other than those adjustments provided for in Article V, Title Matters, and Article VI, Environmental Conditions, shall be applied on a pro rata basis to the Allocated Value for all Assets. After such adjustments are made, any adjustments to the Purchase Price made pursuant to Article V and VI shall be applied to the Allocated Value for the Lease affected.

2.03 Purchase Price Adjustments. The Purchase Price shall be adjusted in the following manner:

       (a) The Purchase Price shall be adjusted upward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and on a sales, not entitlements, method of accounting):

            (1) with respect to the Assets conveyed to Buyer, the amount of all expenditures, net to Seller's interest, (including all items customarily categorized as capital in nature or other), rentals and other charges, based upon, or measured by, the ownership of the Assets, paid by, or on behalf of, Seller in connection with the operation of the Assets, in accordance with generally accepted accounting principles and attributable to the period after the Effective Date until Closing (the "Adjustment Period"), expressly including, without limitation, all of the lease operating expenses relating to the Assets incurred and paid by the Seller to third parties (excluding amounts paid in connection with the transactions contemplated by the Agreement);

            (2) with respect to the Assets conveyed to Buyer, an amount equal to all prepaid expenses attributable to the Assets that are paid by, or on behalf of, Seller that are, in accordance with generally accepted accounting principles, attributable to the Adjustment Period;

            (3) by the value of each one-percent (or fraction thereof) of increase in NRI above that set forth in Schedule 1.01(a), with respect to any Lease, such value to be calculated by dividing the applicable Allocated Value of such Lease by the NRI set forth in said Schedule 1.01(a)

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                  for such Lease and multiplying the result thereof by the
                  increase in NRI; and

            (4) all other adjustments applicable to Purchase Price provided for in this Agreement.

       (b) With respect to the Assets conveyed to Buyer, the Purchase Price shall be adjusted downward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and on a sales, not entitlements, method of accounting):

            (1) by the value of each one-percent (or fraction thereof) of decrease in NRI below that set forth in Schedule 1.01(a), with respect to any Lease, such value to be calculated by dividing the applicable Allocated Value of such Lease by the NRI set forth in said Schedule 1.01(a) for such well and multiplying the result thereof by the decrease in NRI; and

            (2) all other adjustments applicable to Purchase Price provided for in this Agreement

       Buyer and Seller shall execute and deliver a settlement statement, prepared in accordance with this Agreement and generally accepted accounting principles (the "Preliminary Settlement Statement"), prepared by Seller which shall set forth the Purchase Price and each adjustment and the calculation of such adjustment used to determine such amount. Seller shall provide Buyer with the Preliminary Settlement Statement not less than five (5) days prior to Closing for Buyer's review and approval. The term "Closing Purchase Price" shall mean the Purchase Price, adjusted as approved by the parties and as provided in Article 2.03, using for such adjustments actual costs, except where unavailable, whereupon Seller will use reasonable estimates of such costs.

2.04 Receipts and Credits. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets (a) for all periods of time from, and subsequent to, the Effective Date, shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall after such receipt, fully disclose, account for and transmit same to Seller promptly and (b) for all periods of time prior to the Effective Date, shall be the sole property and entitlement of Seller, and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Seller promptly. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same and (ii) for periods of time from, and subsequent to, the Effective Date, regardless of when due

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       or payable, shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

2.05 Overriding Royalty Interest. Seller shall retain a one-half of one percent (.5% of 8/8ths) overriding royalty in the oil, gas and other minerals produced from the Leases. At such time as 100,000,000 barrels of oil (or the equivalent thereof) have been recovered from the Leases, Seller's overriding royalty interest shall increase from one-half of one percent (.5% of 8/8ths) to a one percent (1% of 8/8ths) overriding royalty interest in the oil, gas and other minerals produced from the Leases. The period during which this determination is made shall commence with the Effective Date and one hundred percent (rather than Buyer's share thereof) of the production recovered from the Leases shall be utilized to determine when the payment of the overriding royalty interest to Seller shall increase. Seller's overriding royalty interest shall be paid at the same time, computed in the same manner and bear the same costs and burdens as the lessor's royalty under the Leases.
       Seller's overriding royalty interest shall be paid on the basis of 100% of eight-eighths of the production attributable to the Leases. Provided that in the event Buyer is conveyed net revenue interests which are less or working interests which are more than those identified in Schedule 1.01(a) (unless there is a corresponding increase in net revenue interests), prior to Closing Buyer and Seller shall agree to an appropriate reduction of Seller's overriding royalty interest to reflect Buyer owning a smaller net revenue interest or larger working interest than the interests identified in Schedule 1.01(a). In the event Buyer is conveyed net revenue interests which are greater or working interests which are less than those identified in Schedule 1.01(a) (unless there is a corresponding decrease in net revenue interests), prior to Closing Buyer and Seller shall agree to an appropriate increase of Seller's overriding royalty interest to reflect Buyer owning a greater net revenue interest or smaller working interest than the interests identified in
       Schedule 1.01(a). For the purposes of this determination, six (6) McF of gas shall be considered equivalent to one (1) barrel of oil.

2.06 Effective Date. The Effective Date of the Sale of the Assets described in Article 1.01 shall be June 1, 2001, as of 7:00 A.M., local time.

2.07 Enterprise Development Carry. Pursuant to Section 9.3 of the Exploration and Participation Agreement dated June 30, 1997 ("E&PA") between Enserch Exploration, Inc. and Enterprise Oil Gulf of Mexico Inc. ("Enterprise"), Seller is to receive a carry of ten million dollars ($10,000,000.00) on the First Development (as defined in the E&PA) from Enterprise ("the $10,000,000 carry"). Prior to Closing, Seller shall elect to assign such right to receive the $10,000,000 carry to Buyer or to negotiate a new agreement regarding the $10,000,000 carry with Enterprise. In the event that Seller elects to assign the $10,000,000 carry to Buyer, Buyer agrees that within ten business days of receipt of any benefit from the $10,000,000 carry, it will pay or assign such benefit to Seller. In the event Enterprise fails to give its consent to the assignment of the $10,000,000 carry to Buyer, Seller shall have the right to pursue

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       any remedies it feels necessary against Enterprise and Buyer shall have no obligation to Seller regarding such $10,000,000 carry until such time that Enterprise's consent to the assignment is received. Seller shall indemnify and hold harmless Buyer regarding any costs, claims, causes of action, demands or liabilities regarding the $10,000,000 carry. Under no circumstances shall the Assets be subject to or Buyer be subject to the E&PA, and Buyer shall have no obligations to Seller or Enterprise under said agreement.

                                  ARTICLE III.
                                     TAXES

3.01 Payment of Taxes. The parties do not consider that the transaction contemplated by this Agreement is subject to taxation. However, any taxes or fees (other than Seller's federal, state or local income taxes) directly associated with this sale will be borne by Buyer. Seller shall be liable and responsible for any and all taxes of whatsoever kind or nature relating to the Assets arising or accruing prior to the Effective Date. Buyer shall be liable and responsible for the payment of any and all taxes relating to the Assets from and after the Effective Date. Each party shall be responsible for its own income taxes, if any, as may result from the transaction contemplated hereby.

                                  ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES

4.01   Seller's Representations and Warranties.  Except as otherwise provided in
       Article 4.01(b)(5), Seller represents and warrants, as of the Effective Date and the date of this Agreement, the following. For purposes of this Agreement, references to the "best of Seller's knowledge" means the actual and current knowledge of Seller's officers and managers, without any duty of investigation by such officers and managers.

       (a)  Legal Status and Authority:

            (1) Seller is a corporation, duly organized and validly existing, in good standing, under the laws of Seller's state of incorporation. Seller has the power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

            (2) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and Seller is not subject to any by-law, operating agreement, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the transactions contemplated by this Agreement or which will not be released or waived prior to Closing.

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            (3)   Other than as provided for in Schedule 4.01(a)(3) (for which
                  Seller shall remain liable), Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee which Seller is obligated to pay in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer could be held responsible.

            (4) The consummation of this transaction will not violate or cause a default under (i) any by-law or other provision of any of Seller's corporate governing documents; (ii) any material provision of any material contract or agreement or of any bank loan, indenture or credit agreement to which Seller is a party; (iii) any law, ordinance, rule or regulation of any governmental authority; or (iv) any applicable order, writ, judgment or decree of any court or other competent authority and will not result in the creation of any lien, charge or encumbrance on any of the Assets.

            (5) Except for routine change of operator filings and approvals required to be obtained from governmental entities who are lessors under the Leases or who administer such Leases on behalf of such lessors and which are customarily obtained post-closing, no authorization, consent or approval of, or filing with, any governmental authority is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereunder. No authorization, consent or approval of any non-governmental third party is required to be obtained by Seller for the execution and delivery of this Agreement or the consummation by Seller of the transaction contemplated hereunder, except such prior written consents as are set forth in Schedule 4.01 (a)(5), attached hereto. The transaction contemplated is not subject to any prior preferential right or option to purchase in favor of any third party, except such preferential rights as described in said
                  Schedule 4.01 (a)(5).

            (6) This Agreement has been duly executed and delivered by Seller, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally and as limited by general equitable principles.

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       (b) Information and Data Regarding Assets.

            (1) Seller is not obligated by virtue of a prepayment arrangement, make-up right under a production sales contract containing a "take or pay" or similar provision, production payment, a gas imbalance or any other arrangement, to deliver hydrocarbons or proceeds from the sale thereof, attributable to the Assets at some future time without then or thereafter receiving the full contract price therefor. There are no production imbalances as of the Effective Date with respect to the Assets.

            (2) Other than as provided for in Schedule 4.01(b)(2), no person or entity has any call upon, option to purchase or similar right to obtain production from the Assets other than pursuant to renewal rights or automatic renewal provisions contained in existing production sales contracts cancelable upon thirty
                  (30) days' written notice by Seller.

            (3) All taxes imposed or assessed with respect to or measured by or charged against or attributable to the Assets have been, or will be, duly and timely paid.

            (4) To the best of Seller's knowledge, the Assets have been operated in accordance with all rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation of the Assets.

            (5) Seller represents and warrants, as of the date of this Agreement and through the Closing Date (as defined hereafter), that to the best of Seller's knowledge, Seller has not created, nor caused to be created, nor does there presently exist, under any contract or by operation of law, any liens (excluding any unasserted or inchoate materialmen's, mechanics' or similar liens or charges arising in the ordinary course of business and operation of the Assets), mortgages, encumbrances or other burdens in or on the Assets.

            (6) To the best of Seller's knowledge and except for those agreements entered into by Enterprise Oil Gulf of Mexico, Inc. as operator of the OCS-G 17358 Well #1 (the "Llano Operator"), Seller has made and will make available prior to Closing for examination the Records and all applicable written agreements, correspondence, reports, required safety plans, compliance statements or other documents of which Seller is aware that materially affect the Assets, including, but not limited to, applicable operating agreements, joint venture agreements, tax partnership agreements, product purchase and sale agreements, farmout agreements and "area of mutual interest" agreements, and all such material agreements are listed on Schedule 1.01(c), hereto, it being understood that at Closing the Assets will be

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                  delivered to Buyer free and clear of all mortgages, deeds of trust, liens, encumbrances and other similar claims, including those relating to the Production System.

            (7) To the best of Seller's knowledge, Seller or the Llano Operator has obtained all permits, licenses and other authorizations which are presently required under federal, state and local laws for the operation of the Assets or with respect to pollution or protection of the environment relating to the Assets, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, except to the extent the failure to obtain or file such permits, licenses and other authorizations would not result in, or reasonably be expected to result in, any material liability or loss to Buyer or the Assets or adversely affect the ability of Buyer to operate same.

            (8) Since June 2, 2001, Seller has received no notice of any proposed or contemplated modifications of any existing Unit or Units or the establishment of new Units affecting the Assets or amendments to or modifications or revisions of the unit order or orders establishing same which would have an adverse impact upon the Assets to be conveyed pursuant to this Agreement.

            (9) To the best of Seller's knowledge, none of the operations of Seller relating to the Assets are now subject to federal or state investigation directed toward evaluating whether any remedial action involving a material expenditure is needed to respond to a release or discharge of any toxic or hazardous waste or substance into the environment, and Seller has no material contingent liability in connection with any release or discharge of any toxic or hazardous waste or substance into the environment from Seller's Assets.

       (c) Litigation. There is no demand, action, administrative proceeding, lawsuit or governmental inquiry relating to the Assets pending or, to the best of Seller's knowledge, threatened, except such as are set forth in Schedule 4.01(c), with respect to which identified lawsuits, Seller shall retain specific responsibility and liability therefor.

       (d) Equipment and Personal Property. To the best of Seller's knowledge, all equipment and personal property currently used on the Assets have been maintained in an operable state of repair consistent with the customary standards in the industry, except for such failures to maintain as would not, individually or in the aggregate, have a material adverse effect on the value of the Assets or continued operation of

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            the Assets. SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY, WHETHER
            EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW OR STATUTE OF THE MERCHANTABILITY, FITNESS FOR ANY PURPOSES, QUANTITY, QUALITY OR CONDITION OF ANY OF THE ASSETS. ALL WELLS, PERSONAL PROPERTY, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO, SHALL BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY "AS IS, WHERE IS, AND WITH ALL FAULTS AND WITHOUT WARRANTY." SELLER DOES NOT WARRANT THE ASSETS TO BE FREE FROM REDHIBITORY DEFECTS, LATENT OR APPARENT, AND BUYER SPECIFICALLY WAIVES ANY CLAIM FOR A REDUCTION OR ADJUSTMENT IN THE PURCHASE PRICE BASED UPON REDHIBITION OR QUANTI MINORIS OR ACTION OF EVICTION ON ACCOUNT OF CONDITION OR MERCHANTABILITY OF THE ASSETS. BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS.

4.02 Buyer's Representations and Warranties: Buyer represents and warrants, as of the Effective Date and the date of this Agreement, as follows:

       (a)  Legal Status and Authority:

            (1) Buyer is a corporation duly organized and validly existing, in good standing, under the laws of the state of its organization and has the power and authority to own its property and to carry on its business, as now conducted, and to enter into and to carry out the terms of this Agreement.

            (2) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of Buyer, and Buyer is not subject to any charter, by-law, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this Agreement.

            (3) Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement for which Seller could be held responsible.

            (4) Buyer shall make a good faith effort to comply with all applicable laws, ordinances, rules and regulations and obtain and maintain all permits required by public authorities in connection with the Assets purchased, except when such failure to comply or obtain shall not have a material adverse effect.

            (5) This Agreement, when executed and delivered, constitute the legal, valid and binding obligation of Buyer,

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                  enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally and as limited by general equitable principles.

             (6) There are no pending suits, actions or other proceedings in which Buyer is a party which effect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

             (7) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party or by which the Assets are bound, or violate any order, writ, injunction, decree, statute rule or regulation applicable to Buyer or to the Assets.

       (b)  Condition of the Assets:

            (1) Prior to Closing, Buyer will have made, or arranged for others to have made, an inspection of the Assets. Buyer is solely responsible for conducting its own due diligence and inspection of the Assets. Buyer will have also had the full right and opportunity to ask questions of Seller, its employees, agents and representatives. Buyer assumes full responsibility for any conclusions or analyses relating to the Assets and Buyer's decision to purchase same. Buyer accepts all personal or tangible property described in Article 1.01(b) in "as is, where is and with all faults" condition, with an express acceptance and understanding of the representations and disclaimers contained herein.

            (2) Buyer represents that it is not otherwise prevented from having the Assets transferred to Buyer, and Buyer is authorized to operate and own said Assets.

            (3) Buyer is engaged in the business of exploring for or producing oil and gas or other valuable minerals as an ongoing business, and Buyer is a sophisticated buyer, knowledgeable in the evaluation and acquisition of oil and gas properties, and is acquiring the Assets based on its own evaluation.

            (4) Buyer is acquiring the Assets for its own benefit and account and not with the intent of selling such Assets in a manner that would be subject to regulation under federal or state securities laws.

                                   ARTICLE V.
                                 TITLE MATTERS

5.01 After the date of this Agreement and until Closing, Seller shall make all records and documents in Seller's possession affecting

       Seller's title to the Assets available to Buyer and/or its representatives at Seller's office, or such other place as deemed appropriate by Seller, during normal business hours for examination by Buyer. Seller shall not be obligated to perform any additional title work, and any abstracts and title opinions will not be made current by Seller.

       NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED, EXCEPT THAT ANY SUCH DOCUMENTS PROVIDED BY SELLER ARE TRUE AND CORRECT COPIES OF MATERIALS PROVIDED OR MADE AVAILABLE AND TO THE BEST OF SELLER'S KNOWLEDGE ARE NOT INCORRECT OR INACCURATE IN ANY MATERIAL RESPECT. BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

5.02 Definition of Title Defect. The term "Title Defect," as used herein, shall mean any one or more of the following:

       (a) Seller's title as of the Effective Date is subject to an outstanding mortgage, deed of trust, lien or encumbrance or similar claim;

       (b) Seller's net revenue interest in the Leases is less than the net revenue interest which is set forth in Schedule 1.01(a) for such Leases, or Seller's working interest in the Leases is more than the working interest shown on Schedule 1.01(a) for such Leases;

       (c) Seller is in default under a provision of a Lease, agreement or other contract affecting the Assets with respect to a material obligation pertaining to any of the Assets; and

       (d) Seller's rights and interests in the Assets as specified in the schedules to this Agreement are subject to being reduced by virtue of the exercise by or entitlement of a third party, of a reversionary, post penalty recoupment, back-in or similar right not reflected or provided for in any of the agreements or other materials set forth in Schedule 1.01(c).

5.03 Permitted Encumbrances. The following Permitted Encumbrances shall not be considered Title Defects:

       (a) Lessors' royalties, overriding royalties, reversionary interests and similar burdens, provided that such burdens do not reduce the NRI for any Lease or Well below that NRI set forth in Schedule 1.01(a);

       (b) Division orders and sales contracts terminable without penalty upon no more than thirty (30) days' notice and those listed in Schedule 4.01(b)(2);

       (c) Preferential rights to purchase and restrictions on assignment of the type generally found in the oil and gas industry, with respect to which waivers or consents shall have been obtained from the appropriate parties or the time period for making a preferential right election has expired;

       (d) Materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to law, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

       (e) All approvals or rights to consent by, required notices to, filing with or other actions by governmental entities, in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

       (f) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the leasehold interests in any manner, and all applicable laws, rules and orders of governmental authority;

       (g) Any Title Defects as Buyer may have expressly waived in writing or which are deemed to have been waived under this Agreement.

5.04.    Notice of and Remedies for Title Defect.

       (a) Upon discovery of a Title Defect, Buyer shall promptly notify Seller, in writing, of the nature of the Title Defect, shall furnish Seller with Buyer's basis for the assertion of such Title Defect and data in support thereof and shall furnish Seller with the proposed reduction in the Purchase Price attributable to such Title Defect.

       (b) Upon receipt of such notice, Seller, at its discretion, shall have the right to choose one of the following options:

            (1) to cure the Title Defect at Seller's expense, either prior to Closing or, at Seller's sole discretion, the parties shall proceed to close, even as to the singular asset subject to the asserted Title Defect, and Seller, for a period of sixty (60) days after Closing, shall have the right to attempt to cure those Title Defects that Seller elects to cure after Closing (the "Curative Period"). During the Curative Period, that portion of the Purchase Price allocated to the singular Asset subject to the Title Defect shall be deposited in an escrow account established by Seller and Buyer for the duration of the Curative Period. If Seller completes curative action which removes the Title Defect within the Curative Period, the allocated portion of the Purchase Price, plus interest, in the escrow account shall be disbursed to Seller. If such Title Defect is not cured by the end of the Curative Period, the singular Asset affected shall be re-conveyed to Seller, on such terms as if the affected Asset had never been conveyed to Buyer, and the allocated portion of the Purchase Price in the escrow account, plus interest, shall be disbursed to Buyer;

            (2)   to reduce the Purchase Price by a mutually agreeable amount;
                  or

            (3) to exclude the affected Asset from the sale and reduce the Purchase Price by an amount equal to the value of such excluded Asset as set forth in Schedule 2.02.

       (c) Any Title Defect which is not disclosed to Seller by Buyer by the day before Closing shall conclusively be deemed waived by Buyer for all purposes, except those that would constitute a breach by Seller of its limited warranty obligations as specified in the form of Assignment, Bill of Sale and Conveyance referenced hereafter in
            Article 9.02(a).

       (d) If Seller elects to cure a Title Defect but is successful in only curing the defect partially (e.g., the initial effect of the Title Defect is the reduction of Seller's NRI by 5%; however, after Seller's curative effort Seller's NRI is reduced by only 3%), the value of the Title Defect shall be proportionately reduced.

5.05 If a Title Defect is based upon Buyer's notice that Seller owns a lesser NRI or the notice is from Seller to the effect that Seller owns a greater NRI than that shown on Schedule 1.01(a), then the Purchase Price shall be reduced or increased, as appropriate, based upon the amount allocated to the affected Asset on Schedule 2.02 (the "Allocation Exhibit"), attached hereto. In the event of Title Defects which Seller, after notification as herein provided, elects not to cure, or exclude the affected Asset, as provided above in Article 5.04, or cannot cure, prior to expiration of the Curative Period, and which would cumulatively cause the reduction of the Purchase Price by more than twenty (20%) percent, then Seller or Buyer may terminate this Agreement without any liability whatsoever to the other.

                                  ARTICLE VI.
                            ENVIRONMENTAL CONDITIONS

6.01 Buyer's Access to Assets. Buyer and its employees and representatives shall, subject to any necessary third party approvals, and at Buyer's sole risk and expense, be given access to all facilities, properties, personnel, books, records and other pertinent information within the possession of Seller relating to the operation of the Assets. Such access shall be at Buyer's sole risk, cost and expense and Buyer shall indemnify, defend, save, discharge, release and hold harmless Seller from, and pay or reimburse Seller on a current basis for, any and all losses, liabilities, liens or encumbrances for labor or materials, claims and causes of action arising out of or in any way connected with or related to any personal injury to or death of any persons or damage to property occurring to or on the Assets as a result of Buyer's exercise of its rights under this Article 6.01, whether latent or patent or whether or not such personal injury, death or property damage is caused by SELLER'S (OR ITS AGENTS, EMPLOYEES OR

       CONTRACTORS) (I) ACTIVE NEGLIGENCE, PASSIVE NEGLIGENCE, JOINT NEGLIGENCE OR CONCURRENT NEGLIGENCE; OR (II) STRICT LIABILITY. Buyer agrees to comply fully with the rules, regulations and instructions issued by Seller regarding the actions of Buyer while upon, entering or leaving the Assets. Seller shall have the right at all times and at its own expense to participate in the preparation for and conducting of any hearing or trial related to the indemnity set forth in this Section, as well as the right to appear on its own behalf or to retain separate counsel to represent it at any such hearing or trial. Buyer's investigation shall be conducted in a manner that minimizes any interference with the normal operation of the Assets. Provided that there are no agreements with third parties restricting the right to make copies of the information involved, Buyer may photocopy information that it reviews at Buyer's expense. Neither Buyer nor agents, representatives or consultants of Buyer shall conduct any environmental testing or sampling on, or with respect to, the Assets prior to Closing, without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any information obtained by Buyer under this Article 6.01 shall remain confidential and shall not be disclosed, except to Seller and Buyer's agents, partners, bankers and consultants, without Seller's prior written consent, unless required pursuant to order of a court or governmental agency exercising proper jurisdiction over the Assets and the environmental matters relating thereto, or in order to comply with any obligation imposed upon Buyer under applicable law.

6.02 Notice of and Remedies for Material Adverse Environmental Condition(s). Upon discovery of a Material Adverse Environmental Condition [herein defined as a condition which (a) is required to be immediately remediated under applicable environmental laws in effect on the Effective Date; and
       (b) the cumulative cost to remediate all such conditions to lawfully acceptable levels will exceed, as to Buyer's share, the sum of $1,000,000.00], Buyer shall immediately notify Seller, in writing, of the nature of such conditions and shall furnish Seller with Buyer's basis for the assertion of same along with data in support thereof. In the event the Buyer has properly notified Seller of one or more environmental conditions which, alone or together, constitute a Material Adverse Environmental Condition, Seller shall select one of the following options at its sole discretion:

       (a) remedy the Material Adverse Environmental Condition(s) at its own expense and to the satisfaction of Buyer or the appropriate governmental authority prior to Closing or as soon as thereafter practicable;

       (b) reduce the Purchase Price by an amount equal to the cost of the remediation of the Material Adverse Environmental Condition(s), as mutually agreed upon by Seller and Buyer;

       (c) exclude the affected Asset from the sale and reduce the Purchase Price by an amount equal to the Allocated Value of the affected Asset as set forth in Schedule 2.02 or, if there is no allocated value to the affected Asset, or the portion thereof, then by an amount mutually agreed upon; or

       (d) with respect to such Material Adverse Environmental Condition(s), indemnify and hold Buyer harmless against any and all claims arising directly out of such condition(s), subject to Buyer's consent.

       In the event of Material Adverse Environmental Conditions for which costs to remediate would cumulatively exceed twenty percent (20%) of the Purchase Price, then Seller or Buyer may terminate this Agreement without any liability whatsoever to the other.

       Any Material Adverse Environmental Condition which is known by Buyer and is not disclosed by Buyer to Seller at least five (5) days prior to Closing shall conclusively be deemed waived by Buyer for all purposes.

6.03 BUYER'S RELEASE AND INDEMNITY. SUBJECT TO THE PARTIES CLOSING ON THE PROPERTIES AND EXCEPT TO THE EXTENT HEREIN OTHERWISE PROVIDED, BUYER HEREBY RELEASES SELLER, SELLER'S SUBSIDIARIES AND AFFILIATES, AND THE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES AND AGENTS OF EACH ("SELLER INDEMNIFIED PARTIES") FROM ANY AND ALL LIABILITY AND RESPONSIBILITY AND AGREES TO FULLY DEFEND, PROTECT, INDEMNIFY AND HOLD HARMLESS AND RENDER WHOLE SELLER INDEMNIFIED PARTIES FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS' FEES, COSTS OF COURT, CONSULTANTS AND INVESTIGATIONS), COSTS, LOSSES AND LIABILITIES WHATSOEVER MADE OR ASSERTED BY BUYER, ITS AGENTS OR SUCCESSORS OR BY ANY THIRD PARTY OR PARTIES (INCLUDING, BUT NOT LIMITED TO, GOVERNMENTAL AGENCIES) IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS, ARISING UNDER APPLICABLE FEDERAL, STATE AND LOCAL LAW, INCLUDING, WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, 42 U.S.C., SECTION 9601, ET SEQ., AS AMENDED, ("CERCLA"), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, AS AMENDED, THE CLEAN AIR ACT, 42 U.S.C., SECTION 7401, ET SEQ., AS AMENDED, THE FEDERAL WATER POLLUTION ACT OF 1990, 33 U.S.C., SECTION 1251, ET. SEQ., AS AMENDED, AND THE OIL POLLUTION ACT OF 1990, 33 U.S.C., SECTION 2701, ET SEQ., AS AMENDED, (THE "LAWS") WHEN SUCH CONDITION IS CAUSED BY EVENTS OR OPERATIONS OR ACTIVITIES ORIGINATING BEFORE OR AFTER THE EFFECTIVE DATE. SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER, BUYER'S SUBSIDIARIES, AFFILIATES AND THE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, REPRESENTATIVES AND AGENTS OF EACH HARMLESS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES AND LIABILITIES WHATSOEVER BROUGHT BY OR IN FAVOR OF ANY PERSON OR PARTY IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS, KNOWN OR UNKNOWN, ARISING UNDER THE LAWS WHEN SUCH CONDITION WAS CAUSED OR CREATED BY EVENTS OR OPERATIONS OR ACTIVITIES ORIGINATING PRIOR TO THE EFFECTIVE DATE SO LONG AS SUCH CLAIMS, CAUSES OF ACTION, FINES, EXPENSES, COSTS, LOSSES AND LIABILITIES ARE ASSERTED AGAINST OR COME TO THE ATTENTION OF SELLER OR BUYER WITHIN ONE YEAR AFTER THE CLOSING.

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

                                  ARTICLE VII.
                             ADDITIONAL AGREEMENTS

7.01 Seller's Disclaimer. Except for the representations made in Article 4.01 herein, Seller disclaims all liability or responsibility for any statement, information or data made or communicated (orally or in writing) to Buyer, its affiliates, or any stockholder, officer, director, employee, agent, advisor or representative of either (including, but not limited to, any opinion, information or advice which may have been provided to any such party by any representative of Seller or any other party), wherever or however made. Seller makes no representation or warranty as to (i) the amounts, value, quality, or deliverability of hydrocarbons from the Assets, (ii) any geological, geophysical or other interpretations with respect to the Assets and (iii) any economic forecasts, in each case whether contained in any material furnished to Buyer by Seller, its officers, directors, employees, agents, advisors, representatives or otherwise. Buyer expressly acknowledges and accepts Seller's disclaimer. All data, information and other materials furnished by Seller are provided to Buyer as a convenience, and reliance on, or use of, such information or materials is at Buyer's sole risk.

7.02 Operations Prior to Closing. After the date of this Agreement and prior to Closing, Seller shall use its best efforts to have the Assets operated and maintained (including the continuance of insurance coverage) in substantially the same manner as prior to the date of this Agreement. Seller will continue to pay all bills, debts, expenses and charges relating to the Assets in the normal course of business. Except for those activities covered by the Authorizations for Expenditure ("AFEs") listed on Schedule 7.02, Seller shall not enter into any single agreement or transaction in relation to the Assets, without Buyer's prior agreement, except with unaffiliated third parties which (i) individually involve a fair market value of less than $50,000.00 and (ii) are entered into in a manner consistent with past practices. With respect to expenditures which arise anew during the period between the Effective Date and Closing, Seller shall submit such proposal to Buyer for concurrence. Buyer will assume the risk of any consequences which arise as a result of Buyer's failure or refusal to approve such expenditure. Except for those activities covered by the Authorizations for Expenditure ("AFEs") listed on Schedule 7.02, unless Buyer and Seller otherwise agree, Seller shall not materially alter the Assets (other than the use of supplies and consumables) or remove any improvements, equipment or property which comprise the Assets (other than the use of supplies and consumables), with the exception of individual Assets (i) involving a fair market value of less than Twenty Five Thousand ($25,000.00) Dollars and (ii) sold or transferred to unaffiliated third parties or disposed of or consumed in the ordinary course of business. Seller shall promptly notify Buyer of any claims, audits or legal actions, threatened or instituted, or any other material adverse event or occurrence involving or affecting the Assets. Seller agrees to advise and consult with Buyer on all material matters relating to the Assets. Prior to the effective date of the assignments conveying the Assets to Buyer, as provided in
       Article 24.1.2 of that certain Unit

       Operating Agreement-Garden Banks Block 388 Unit, dated effective April 1, 2001 ("UOA"), Seller agrees to (1) seek and comply with Buyer's instructions pertaining to any voting matter pursuant to the UOA; and (2) use all reasonable efforts to effect Buyer's representation in all matter pertaining to the Assets. Prior to Closing, should any Development Plan, as such is defined in the UOA, be approved for the Assets, which, in Buyer's sole opinion, materially reduce the value of the Assets, Buyer shall have the right, but not the obligation, to terminate this Agreement without recourse against Buyer by Seller.

7.03 ASSUMPTION OF LIABILITIES AND INDEMNIFICATION. Buyer hereby expressly covenants and agrees to assume and fully comply with (i) all liabilities, duties and obligations that arise from ownership or operation of the Assets after the Effective Date; (ii) all liabilities and obligations with respect to plugging, abandoning, removing, disposing and restoring the Assets, all in accordance with applicable federal, state and local laws and the terms and conditions of the Leases and associated contracts;
       (iii) all duties, liabilities and obligations under the Leases arising after the Effective Date, including, without limitation, the proper and timely payment of royalty burdens, as well as any third party contracts or agreements affecting the Assets in existence as of the Effective Date; and (iv) all other duties, liabilities and obligations specifically assumed by Buyer under this Agreement (the "Assumed Obligations").

       Buyer shall indemnify and defend Seller, Seller's subsidiaries and affiliates and the officers, directors, shareholders, agents, representatives and employees of each ("Seller Indemnified Parties") against any and all such losses, claims, suits, controversies, liabilities and expenses, arising out of, or in connection with the Assumed Obligations.

       Buyer further agrees to indemnify, release, defend and hold Seller Indemnified Parties harmless from and against any and all damages, losses, expenses (including, but not limited to, court costs, attorneys' fees, consultant fees and investigative costs and fees) and all other costs and liabilities arising as a result of claims, demands and all other causes of action arising out of an event or omission originating subsequent to the Effective Date. Except as otherwise provided for in
       Article 6.03, Seller agrees to indemnify, defend and hold Buyer its officers, directors, shareholders, employees, representatives and agents harmless from any and all claims, causes of action, fines, expenses (including, but not limited to, court costs, attorneys' fees, consultant fees and investigative costs and fees) and all other costs, losses and liabilities arising as a result of claims arising out of: (1) an event or omission originating prior to the Effective Date; or (2) in any way pertaining to the Production System.

7.04 Seller shall not be required, under any circumstances, to indemnify Buyer or pay in connection with or with respect to the transactions contemplated in this Agreement any amount exceeding, in the aggregate, the Purchase Price.

                                 ARTICLE VIII.
                        CONDITIONS PRECEDENT TO CLOSING

8.01 Seller's Conditions Precedent. The obligations of Seller to consummate the transaction contemplated by this Agreement are subject to each of the following conditions:

       (a) Buyer shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed by, or complied with, by Buyer prior to Closing.

       (b) No action or proceeding by any third party or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this agreement, other than an action or proceeding instituted or threatened by Seller or any of its affiliates.

       (c) Buyer's Representations and Warranties set forth herein are true and correct in all material respects at the time of Closing, as though made on Closing Date.

       (d) The Purchase Price has not been reduced in an amount in excess of twenty (20%) percent as a result of a portion of Seller's title having been found to suffer from uncured Title Defects or unremediated Material Adverse Environment Condition(s), as hereinabove defined, unless Seller otherwise elects.

       (e) If applicable, the parties have agreed to a price reduction or increase as provided for under this Agreement.

8.02 Buyer's Conditions Precedent. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to each of the following conditions precedent:

       (a) Seller shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed by, or complied with, by Seller prior to Closing.

       (b) Seller's Representations and Warranties set forth herein are true and correct in all material respects at the time of Closing, as though made on the Closing Date.

       (c) No action or proceeding by any third party or by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this agreement, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates.

       (d) The Purchase Price has not been reduced in an amount in excess of twenty (20%) percent as a result of a portion of Seller's title having been found to suffer from uncured Title Defects or unremediated Material Adverse Environment Condition(s), as hereinabove defined, unless Buyer otherwise elects.

       (e) If applicable, the parties have agreed to a price reduction or increase as provided for under this Agreement.

                                  ARTICLE IX.
                                    CLOSING

9.01 Time and Place of Closing. The sale and purchase of the Assets pursuant to this Agreement (the "Closing") shall be consummated and completed in Seller's offices in Houston, Texas, on or before September 6, 2001, at 10:00 A.M. C.S.T. ("Closing Date"). Recognizing the accelerated nature of this Closing, Buyer and Seller agree to cooperate fully and use best efforts to complete all title and other due diligence matters required to be completed in order to achieve this schedule.

9.02 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

       (a) Seller shall execute, acknowledge and deliver to Buyer:

            (1) for Buyer's execution, the Assignment, Bill of Sale and Conveyance in substantially the form of Schedule 9.02(a)(1), attached hereto, conveying to Buyer the Assets; and

            (2) title, curative documents and other materials Seller may have elected to deliver pursuant to Article 5.

            (3) consents to assign or waivers of preferential rights to purchase as identified in Schedule 4.01(a)(5).

       (b) Buyer shall deliver to Seller the Closing Purchase Price by direct bank or wire transfer in immediately available federal funds as provided in Section 2.01.

       (c) Seller shall deliver to Buyer exclusive possession of the Assets, including all monies held in suspense and for account of third parties.

       (d) Seller and Buyer shall deliver copies of all such documents deemed reasonably necessary by the other to evidence each party's authority to enter into and execute all agreements required hereunder to satisfy the Closing Obligations, including, without limitation, powers of attorney, limited partnership authorizations, corporate resolutions, by-laws and such similar documents evidencing the parties authority such as the other party may reasonably request.

       (e) Buyer and Seller shall execute and deliver such other documents as may be necessary to consummate the transactions contemplated hereby, including, forms transferring all permits related to the Assets.

       (f) Seller and Buyer shall deliver, upon request by the other, a certificate dated as of the Closing Date, signed by an authorized representative of the requested party, certifying that the representations and warranties were true and complete, in all material respects, when made, and shall be true and complete on, and as of, Closing as though such representations and warranties were made at, and as of, such date.

9.03 Final Settlement. As soon as practicable after the Closing but no later than 90 days, Seller shall prepare and deliver to Buyer in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of Closing and showing the calculation of such adjustments with support from the joint interest billings from the Llano Operator. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than thirty (30) days after Seller has received Buyer's proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the "Final Settlement Date." If the parties cannot agree to the adjustment of the Final Purchase Price, then either Buyer or Seller may submit such disputed adjustments to the Houston office of the accounting firm of Price Waterhouse Coopers, and the determination made as to such disputed adjustments by such accounting firm shall be final and binding upon Buyer and Seller. The fees charged by such accounting firm shall be borne equally by each party. If (i) the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay by wire transfer the amount of such difference to Seller or to Seller's account (as designated by Seller) or (ii) the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay in immediately available funds the amount of such difference to Buyer or to Buyer's account (as designated by Buyer). Payment by Buyer or Seller shall be made within five (5) days after the Final Settlement Date. However, in no instance shall interest be paid by either party on the amounts paid pursuant to the provisions of this Article 9.03.

       Within one (1) year of Closing, either party may, at its own expense, audit the other party's books, accounts and records relating to production, sales proceeds, operating expenses and taxes paid which may have been adjusted due to this transaction. Such audit shall be conducted following reasonable advance written notice to the party to be audited and shall be conducted during regular business hours and at minimum inconvenience to the audited party.

       In addition, with respect to consideration to be paid to Seller, post-Closing, Seller may, at its own expense audit Buyer's books relating to production, sales proceeds, operating expenses and taxes

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       paid which impact such post-Closing consideration, such right to audit shall continue until all contingent monies have been paid.

                                   ARTICLE X.
                                  TERMINATION

10.01 Termination. This Agreement and the transaction contemplated hereby may be terminated in the following instances:

       (a) By Seller, under Article V, Article VI, or if any of the conditions set forth in Article 8.01 (Seller's Conditions Precedent to Closing) are not satisfied in all material respects or waived by Seller at the time of Closing.

       (b) By Buyer, under Article V or VI or if any of the conditions set forth in Article 8.02 (Buyer's Conditions Precedent to Closing) are not satisfied in all material respects or waived by Buyer at the time of Closing.

       (c)  At any time by the mutual written agreement of Seller and Buyer.

10.02 Effect of Termination. In the event that the Closing does not occur as a result of any party hereto exercising its rights to terminate pursuant to Article 10.01, then this Agreement shall be null and void and, except as expressly provided herein, no party shall have any rights or obligations under this Agreement. Nothing herein shall relieve any party from liability for any willful or negligent failure to perform or observe in any material respect any agreement or covenant herein. In the event the termination of this Agreement results from the willful or negligent failure of any party to perform in any material respect any agreement or covenant herein, then notwithstanding anything to the contrary herein contained, the other party shall be entitled to all remedies available in law or in equity and shall be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

                                  ARTICLE XI.
                                 CASUALTY LOSS

11.01 If subsequent to the Effective Date and prior to Closing, any portion of the Assets is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer shall have the option to (1) purchase the affected Assets notwithstanding any such destruction, taking or pending or threatened taking, and the Purchase Price shall be adjusted as agreed upon by the parties or (2) purchase the affected Assets without reduction to the Purchase Price; provided however, Buyer shall not be obligated to close on the transaction if all, or substantially all, of the Assets are destroyed or otherwise lost. In the event that Buyer elects to purchase the affected Assets without reduction in the Purchase

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       Price,  Seller shall, at Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking and shall assign, transfer, and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction or taking, as to such Assets to be conveyed to Buyer. Prior to Closing, Seller shall not voluntarily compromise or settle or adjust any material amounts due and payable by reason of such destruction or taking without first obtaining Buyer's written consent.

                                  ARTICLE XII.
                                 MISCELLANEOUS

12.01 Schedules. The Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement has received a complete set of Schedules as of the execution of this Agreement.

12.02 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

12.03 Notices. All notices and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or by facsimile transmission, when received by the party charged with such notice and addressed as follows:

       IF TO BUYER:

       Amerada Hess Corporation
       One Allen Center
       500 Dallas Street
       Houston, Texas  77002
       Attention:  David G. Stevenson
       Telephone:    (713) 609-4100
       Fax:  (713) 609-4463

       IF TO SELLER:

       EEX Corporation
       2500 CityWest Blvd., Suite 1400
       Houston, Texas  77042
       Attn:  Ben Davis
       Telephone:  (713) 243-3247
       Fax:  (713) 243-3411

       With a copy to:

       Richard L. Edmonson
       Telephone:  (713) 243-3370
       Fax:  (713) 243-3359

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       Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

12.04 Amendments. This Agreement may not be amended nor any rights hereunder waived, except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

12.05 Assignment. Prior to Closing, neither party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder, unless it continues to remain liable for the performance of the obligations hereunder and obtains the prior written consent of the other party, which consent shall not be unreasonably withheld.

12.06 Conditions. The inclusion in this Agreement of conditions to Seller's and Buyer's obligations at the Closing shall not, in and of itself, constitute a covenant of either Seller or Buyer to satisfy the conditions of the other party's obligations at Closing.

12.07 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

12.08 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which, together, shall constitute but one and the same instrument.

12.09 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

12.10 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas.

12.11 Entire Agreement. This Agreement (including the Schedules attached hereto) constitutes the entire understanding among' the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

12.12 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing contained in this Agreement, expressed or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

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

12.13  Survival.  The representations and warranties made by Seller in Article
       4.01 shall survive Closing without limitation. Provided, however, the representations and warranties made by Seller pertaining to environmental liabilities, as set forth in Articles 4.01(a)(4)(7) and (9) shall terminate one year after Closing. The representations and warranties made by Buyer in Article 4.02 shall survive Closing without limitation.

12.14 Further Assurances. After Closing, each party hereto, at the request of the other, shall, from time to time, without additional consideration execute and deliver such further agreements and instruments of conveyance and take such other action as the other party hereto may reasonably request in order to convey and deliver the Assets to Buyer and to otherwise accomplish the transactions contemplated by the Agreement.

12.15 No Punitive or Consequential Damages. Under no circumstances shall either party be liable to the other for any indirect, consequential, unforeseen, exemplary or punitive damages of any nature.

12.16 Public Announcements. Prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and attempt to (i) agree upon the text of a joint public announcement or statement to be made by such party or (ii) obtain approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be; provided, however, if either party is required by law or rule of any stock exchange to make such public announcement or statement, then the same may be made after notice to but without the approval of the other party. Nothing herein shall restrict a party from making any disclosure required by law or rule of any stock exchange, including any disclosure in the reports filed by a party with the Securities and Exchange Commission.

12.17 Confidentiality. Prior to the Closing, Seller and Buyer, to the extent permitted by law, shall keep confidential all information received from the other unless such information is readily ascertainable from public or published information or trade sources or is received from a third-party having no obligation of confidentiality with respect to the information. In the event of the termination of this Agreement, Seller and Buyer shall return to the other or destroy all information received from the other and, to the extent permitted by law, keep confidential and not use any confidential information obtained pursuant to this Agreement.

12.18 Consents. Seller shall use reasonable efforts to obtain all consents to assignment prior to the Closing. If a request for a consent to assign is outstanding as of Closing, such circumstance shall constitute a Title Defect.

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       EXECUTED on the day, month and year first above mentioned.

SELLER:                             BUYER:

EEX CORPORATION                     AMERADA HESS CORPORATION



By: /s/ David R. Henderson          By: /s/ Scott Harvey
    -------------------------           ------------------------
Name:  David R. Henderson               Scott Harvey
Title: Executive Vice President         Vice President


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